Item 6. Selected Financial Data

The following selected financial data information should be read in conjunction with Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, included elsewhere herein. (dollars in thousands, except share and per share data).

We revised our historical selected financial data to give effect to the reverse stock split of our common shares that will be effective on June 30, 2011.  The reverse stock split had no effect on our reported net income or net income available for common shareholders; however, it did affect our weighted average common shares outstanding, our earnings per common share and our dividends declared per share for all periods presented.

(dollars in thousands, except share and per share data)

	As of and For the Years Ended December 31

	2010	2009	2008	2007	2006

Operating Data:
Interest income	$153,955	$381,979	$691,287	$893,212	$138,639
Rental income	72,373	44,637	17,425	11,291	12,639
Total revenue	244,570	453,114	730,069	930,228	165,665
Interest expense	(96,690)	(261,824)	(486,932)	(699,892)	(63,410)
Real estate operating expenses	(51,276)	(35,179)	(13,135)	(8,657)	(7,621)
Provision for losses	(38,307)	(226,567)	(162,783)	(21,721)	(2,499)
Asset impairments	—	(46,015)	(67,052)	(517,452)	—
Total expenses	(261,891)	(640,055)	(804,909)	(1,385,251)	(96,553)
Change in fair value of financial instruments	45,840	1,563	(552,437)	—	—
Income (loss) from continuing operations	110,590	(440,141)	(617,130)	(435,991)	74,704
Net income (loss) allocable to common shares	98,152	(441,203)	(443,246)	(379,588)	67,839
Earnings (loss) per share from continuing operations
Basic	$3.39	$(20.28)	$(20.88)	$(18.48)	$6.33
Diluted	$3.33	$(20.28)	$(20.88)	$(18.48)	$6.27
Earnings (loss) per share:
Basic	$3.39	$(20.31)	$(20.97)	$(18.54)	$6.93
Diluted	$3.33	$(20.31)	$(20.97)	$(18.54)	$6.87
Balance Sheet Data:
Investments in mortgages and loans, net	$1,149,419	$1,380,957	$5,468,064	$6,378,050	$5,922,550
Investments in real estate	841,488	738,235	350,487	117,238	61,432
Investments in securities	705,451	694,897	1,920,883	3,827,800	5,138,311
Total assets	2,993,432	3,094,976	8,151,450	11,057,580	12,060,506
Total indebtedness	1,838,177	2,077,123	6,102,890	10,040,925	10,452,191
Total liabilities	2,074,902	2,325,055	6,882,109	10,474,982	10,739,829
Total equity	918,530	769,921	1,269,341	582,598	1,320,677

	As of and For the Years Ended December 31

	2010		2009		2008		2007		2006

Other Data:
Common shares outstanding, at period end, including unvested restricted share awards	35,300,190		24,806,866		21,614,190		20,339,410		17,383,804
Book value per share	$21.33		$24.24		$42.27		$20.43		$61.62
Ratio of earnings to fixed charges and preferred share dividends	1.9x		—	(1)	—	(1)	—	(1)	1.9x
Dividends declared per share	$—	(2)	$—		$3.81		$7.68		$8.10

(1)	The ratio of earnings to fixed charges and preferred share dividends for the years ended December 31, 2009, 2008 and 2007 is deficient by $453.8 million, $630.8 million and $447.8 million, respectively.

(2)	On January 10, 2011, our board of trustees declared a 2010 annual cash dividend on our common shares of $0.09 per common shares, split adjusted. The dividends were paid on January 31, 2011 to holders of record on January 21, 2011 and totaled $3.2 million.